Exhibit 10.4

VisionCare, Inc.

June 19, 2020

Thomas M, Ruggia Jr.

7 Oratam Dr (562)

Peapack, NJ 07977

Dear Tom,

This letter agreement (“Agreement”) amends and restates the offer letter between you and Visioncare, Inc. (the “Company”) dated June 17, 2020 (the “Prior Agreement”), under which you have agreed to serve as the President and Chief Executive Officer of the Company. This Agreement is effective as of June 19, 2020 (the “Effective Date”), provided you have returned the executed copy of this letter to the Company promptly after such signature by email to the undersigned. The Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement.

1.	Employment.

a.            Start Date. July 6, 2020.

b.            Position and Reporting. From and after the Start Date, you will, subject to the terms of this Agreement, become an employee of the Company, on its payroll, and will serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”).

c.            Location. Subject to any rules, regulations or executive order promulgated by applicable local or federal governments related to COVID-19, you will work from home or the Company’s principal offices, subject to business travel for the Company from time to time.

d.            Other Activities. You may engage in civic and not-for-profit activities and/or serve on the Boards of Directors or equivalent bodies of private or public companies which are determined by the Board, in good faith and after conferring with you, to not be competitive with the Company, provided, in each case that such activities do not interfere, as determined in good faith by the Board after consultation with you, with the performance of your duties hereunder.

e.            At-Will Nature of Employment. Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason, except as explicitly set forth in this Agreement. This policy of at-will employment is the entire agreement by the Company with you as to the duration of your employment and may only be modified by an express written agreement signed by the Chairman of the Board and you.

f.            Termination. Notwithstanding that your employment with the Company is at-will, the following definitions will apply for purposes of this Agreement with respect to any termination by the Company of your employment for Cause or as to any resignation by you for Good Reason:

i.            “Cause” means (A) your material or repeated failure to perform one or more of your duties and responsibilities to the Company; (B) your material violation of any Company policy; (C) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (D) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (E) your willful breach of any of your obligations under any written agreement or covenant with the Company and your obligations under the Company’s Invention and Non-Disclosure Agreement; provided, that before terminating you for Cause under subclauses (A) or (B) of this Section 1(g)(i), the Board shall give you written notice of your having been found to have committed an act or have failed to act as set forth in such subclause(s), specifying in reasonable detail the nature of such act or failure to act, and a thirty (30) day period after the date of such notice from the Board in which to cure such act or failure to act as applicable; and provided, further, that if the Board determines in good faith that you have not cured such act or failure to act within such 30-day cure period, then your employment will be deemed terminated for Cause at the end of such 30-day period, without further action by the Board.

ii.            “Disability” means the Board determines, based upon appropriate medical evidence, that you have become incapacitated so as to render you incapable of performing your usual and customary duties, with or without a reasonable accommodation, for a period in excess of 180 days or if you are found to be disabled within the meaning of the Company’s long-term disability insurance coverage then in effect (or would be so found if you applied for the coverage or benefits).

iii.            A resignation for “Good Reason” means your resignation of employment hereunder in writing to the Company due to any of the following without your prior written consent:

(A)            A material reduction in your base salary or bonus opportunity, except for a reduction in connection with an across-the-board reduction in base salary or bonus opportunity, as applicable, affecting other senior executives of the Company on a substantially similar basis (equivalent as to percentage), which is made by the Board in good faith;

(B)            A material diminution in your duties, responsibilities or authority;

(C)            You are required to perform your employment obligations to the Company on a regular basis (other than routine travel consistent with that prior to the effective date of such event) without your agreement at a location more than fifty (50) miles away from your principal place of work for the Company, as such place of work was in effect immediately prior to the effective date of such event (except to the extent such relocation reduces your daily commuting distance); and/or

(D)            A material breach of this Agreement by the Company;

provided, however, that no resignation will be for “Good Reason” unless (1) you provide written notice to the Chairman of the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason, specifying in reasonable detail the nature of such event, (2) you allow the Company at least thirty (30) days after such notice has been given to cure such event and (3) if such event is not cured within such 30-day period, you end your employment with the Company (including all positions and offices) you then hold with the Company) not later than ninety (90) days after the expiration of the cure period in (2).

g.            Compliance. During your employment with the Company, you will comply with all policies of the Company as in effect from time to time and all applicable laws.

h.            Indemnification: D&O Insurance. During your service with the Company as an employee, and as to your service as a member of the Board, you will be entitled to indemnification as is provided under applicable law, the Articles of Incorporation and the Bylaws of the Company as in effect from time to time, or by written agreement, as is provided by the Company to other officers or the Company at the level of Vice President and above, and as a member of the Board to the extent that other Directors are indemnified, whether by written agreement in their capacity as members of the Board or otherwise. During such time as the Company has Director and Officer (D&O) insurance in place, you will be covered as to your position as Chief Executive Officer, to the extent that other executive officers (Vice President and above) are covered.

i.            Further Effect of Termination. If your employment with the Company is terminated for any reason, including by your voluntary resignation, you will, if so requested by the Company, promptly execute and deliver to the Company your written resignation, which resignation in each case will be effective upon the effective date of such termination, from all positions and offices you hold with the Company, including, if applicable at the time, any membership on the Board and/or on the Board of Directors or equivalent of all parents and subsidiaries, if any, of the Company, on which you are then so serving, unless the Company has requested in writing to you that you remain on such Board(s) and you are willing to do so.

2.	Compensation; Severance Benefits

a.            Base Salary. You will be paid a salary of $30,000 per month, which is equivalent to $360,000 on an annualized basis, subject to applicable taxes and withholdings. Your salary will be payable pursuant to the Company’s regular payroll policy. Your salary will be subject to annual review on on a date to be determined, provided you are employed at such date. The annual review of your salary may not necessarily result in an increase. Any increase to your salary will be determined at the sole discretion of the Board. In the event of an IPO (defined below), your salary will be adjusted an amount of $33,333.33 per month, which is equivalent to $400,000 on an annualized basis, subject to applicable taxes and withholdings.

b.            Incentive Bonus. During your employment with the Company, you will be eligible to earn an incentive bonus of up to 50% of your base salary for each relevant calendar year (the “Target Bonus. The amount of the incentive Target Bonus for each calendar year will be based on the achievement of Company and individual performance objectives for the relevant time period to which the bonus relates, which objectives the Board, or by the Compensation Committee of the Board if so delegated by the Board, shall determine in consultation with you, but with underachievement and overachievement determined by the Board in good faith in its sole discretion. Any bonus earned for 2020 will be pro-rated based upon the time you are employed by the Company. Incentive bonuses will not be pro-rated for future years. The objectives will be communicated to you in writing no later than 3 months after the effective date of this Agreement and in future years not later than March 31 of the relevant year to which such objectives will apply. You may, within 15 days after the date such objectives are delivered to you in writing, further respond to the Board or Compensation Committee in writing with any comments or questions which you may have with respect to such objectives. The good faith determination of the Board or Compensation Committee of such performance objectives, the extent to which you have earned a Target Bonus and the amount of the Target Bonus for any given calendar year, will be final and binding. Any Target Bonus earned will be paid no later than March 15 of the calendar year following the year in which such Target Bonus was earned. Not later than March 31 of each calendar year, provided you are then still employed by the Company, a member of the Board or Compensation Committee will review with you the Board’s or Committee’s determination and assessment of the extent to which the Company and you have met the applicable performance objectives set for the immediately preceding calendar year and determination of the amount of the Target Bonus which it determined you have earned.

c.            Sign-On Bonus: In order to incentivize you further to enter into this Agreement, a single lump-sum, cash bonus of $100,000 will be paid within five (5) business days of your Start Date. If your employment is terminated by the Company for Cause or your terminate your employment (“Clawback Event”), in either case, on or before the 6-month anniversary from the Start Date, you will repay the Company the full amount of the Sign-On Bonus within 7 days of such termination. If a Clawback Event occurred after the 6-month anniversary but on or prior to the 9-month anniversary of your Start Date, you will repay the Company 66% of the Sign-On Bonus within 7 days of such termination. If a Clawback Event occurred after the 9-month anniversary but on or prior to the 1-year anniversary of your Start Date, you will repay the Company 33% of the Sign-On Bonus within 7 days of such termination. The Company will be entitled (but not required) to deduct the amount of any such repayment obligations from any amounts otherwise payable to you by the Company or any of its affiliates.

d.            Severance Benefits. Without in any way limiting the at-will nature of your employment with the Company, if your employment is terminated by the Company without Cause or you resign for Good Reason, and subject to the conditions below, the Company will thereafter provide you with the following severance benefits:

i.            Severance pay in an amount equal to (i) eighteen (18) months of your then- current regular monthly base salary, if such termination occurs on or prior to the first year anniversary of the Start Date, (ii) twelve (12) months of your then-current regular monthly base salary, if such termination occurs after the first year anniversary of the Start Date and on or prior to the third year anniversary of the Start Date, or (ii) nine(9) months of your then-current regular monthly base salary, if such termination occurs after the third year anniversary of the Start Date (the “Severance Pay”) For the purpose of clarity, any bonuses paid shall not be included in the calculation of any such severance amounts.

As a condition to the Company’s obligation to pay any of the severance benefits above, you must have (i) complied and continue to comply with all your obligations (including the return of any Company property) to the Company in connection with and following such termination, and (ii) executed and delivered to the Company a Separation and Release of Claims Agreement (the “Release Agreement”) in such form as is provided to you by the Company and it becomes effective within 30 days after your date of termination (or 60 days after your date of termination if your employment ended in connection with a group layoff), or such earlier date as the Release Agreement shall provide. The Severance Pay will begin on the first regular payroll after the Release Agreement becomes effective, subject to any delays required by Section 2(h)(ii) below; provided, that if the last day of the 30-day period or 60-day period, as applicable, for an effective release falls in the calendar year after your date of termination, the severance benefits will begin no earlier than January 1 of such subsequent calendar year.

Upon your execution of the Release Agreement and the expiration of any rescission period provided in such Release Agreement, the Company shall pay you 50% of the Severance Pay in one single lump sum. Thereafter, the Company shall pay you the remaining 50% of the Severance Pay over six (6) months in accordance with the Company’s regular payroll practices in effect.

For the avoidance of doubt, the end of your employment by reason of death or Disability shall not constitute a termination by the Company without “Cause” or your resignation for “Good Reason” for any purposes under this Agreement, including your eligibility for the severance benefits set forth in this Section 2(e).

e.            Milestone Bonus: Provided that you are still employed as the President and Chief Executive Officer of the Company upon the achievement of the following milestones, you will be entitled to a single lump-sum cash bonus of $250,000 to be paid by the Company within twenty-one (21) business days of the achievement of the first to occur of the following milestones:

i.	Receipt of FDA approval of the Company’s Tsert system; or

ii.	The Company’s receipt of $5M in sales proceeds in any country within any calendar year.

f.            Corporate Transaction Bonus: Upon the earlier to occur of (i) the closing of a sale of a controlling interest (i.e., greater than 50% of the Company’s then fully diluted equity) or all or substantially all of the assets (a “Sale”) of the Company resulting in at least $25,000,000 in gross proceeds or (ii) upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (as amended) (an “IPO”; together with a “Sale”, a “Corporate Transaction”), the Company shall pay you $200,000.00 in a single lump-sum, cash bonus (the “Corporate Transaction Bonus”), within twenty-one (21) business days following the final closing date of the Corporate Transaction.

You must be employed as the President and Chief Executive Officer of the Company on the closing date of a Corporate Transaction in order to earn the Corporate Transaction Bonus, except if your employment with the Company is terminated without Cause upon the closing of a Sale.

h.            Taxes and Withholdings:

i. General. All payments made pursuant to this Agreement will be subject to applicable taxes and withholdings. You will be responsible for all individual tax matters which are personal to you and which are related to this Agreement and to the purchase by you of shares of, or related to stock options or other stock awards granted to you by, the Company.

ii. Application of Internal Revenue Code Section 409A. This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code, or an exemption thereunder and will be construed and administered in accordance with Section 409A, as amended. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Any payments to be made under this Agreement upon a termination of employment will only be made upon a separation from service” under Section 409A. Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of your employment which are subject to 409A (“409A Payments”) shall be delayed for six months following such termination of employment if you are a “specified employee” (as defined under Section 209A) on the date of termination of employment. Any 409A Payment due within such six-month period shall be delayed to the end of such six-month period. Payment with respect to reimbursement of business expenses will be made in the ordinary course in accordance with the Company’s procedures and, in any case, on or before the last day of the calendar year following the year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

3.	Other Employee Benefits; Reimbursement of Expenses.

a.            Paid Time Off. You will be paid, at your regular salary rate, for up to 22 days of paid time off taken by you during each calendar year during the term hereof, prorated for the remainder of this calendar year and the calendar year in which your employment ends and accruing ratably with each month of employment. Unused paid time off will accrue in each calendar year per company policy then in effect after which time, you will not accrue any further paid time off until you take time off and your accrual balance falls below such maximum.

b.            Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, and vision insurance and 401(k) retirement plan, subject to any eligibility and co-payment requirements imposed by such plans, and as such plans are in effect from time to time. The Company may change or terminate any benefit plan or program, and the terms and conditions applicable to such plans or programs, at any time, with or without notice.

c.            Reimbursement of Expenses. The Company will reimburse you for all commercially reasonable documented out-of-pocket expenses incurred by you in connection with the Company’s business, including all travel and lodging expenses, upon submission by you to the Company of invoices thereof in commercially reasonable detail in accordance with the Company’s then-current policy with respect thereto. Any payments or expenses provided in this Section 3(c) will be paid in accordance with Section 2(h) (ii) above,

4.	Equity.

a.            Initial Stock Option Grant. In connection with the commencement of your employment, the Company will recommend to the Board, as soon as practicable after the Start Date, that the Board grant you a stock option under the Company’s 2015 Stock Incentive Plan (the “Plan”), to purchase a total of up to 5% of the then outstanding shares of the Company’s Common Stock, calculated on a fully-diluted basis (the “Option Shares”). The exercise price per share for the Option Shares will be equal to the value per share of the Company’s Common Stock, as determined by the Board as of the date of the grant. Upon the date of grant of the Option Shares (the “Vesting Commencement Date”), twenty percent of (20%) of the Option Shares shall be vested and exercisable on the Vesting Commencement Date, thereafter 1/48th of the remaining Option Shares shall vest and become exercisable each month thereafter on foe monthly anniversary of the Vesting Commencement Date until all Option Shares are folly vested. Vesting will, of course, depend on your continued employment with the Company.

b.            Acceleration of Vesting. If the Company is subject to a Change in Control (as defined below) in which foe Option Shares is assumed or substituted by the successor corporation, and if your employment is terminated by foe Company or its successor entity without Cause or you resign for Good Reason at the time of such Change in Control or within twelve (12) months following consummation of such Change in Control, then the vesting of 100% of the unvested shares shall accelerate (i.e, any repurchase right applicable to the shares purchasable upon exercise of such option will lapse) and the , Option Shares will become fully vested and exercisable.

For purposes of this Agreement “Change in Control” will mean: (i) a merger or consolidation in which the Company is not the surviving corporation or entity (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the awards granted under the Plan are assumed, converted or replaced by the successor or acquiring corporation); (ii) a merger in which the Company is the surviving corporation or other entity but after which the stockholders of the Company immediately prior to such merger (other than any entity shareholder which merges with the Company in such merger, or which owns or controls another corporation or other entity which merges, with the Company in such merger) cease to own their shares or other equity interests in the Company; or (iii) the sale of all or substantially all of the assets of the Company.

c.            Nature of Option Shares. The Option Shares will be granted under the Plan as an incentive stock option to the extent lawfully permissible, with any balance that is not lawfully permitted to be granted as an incentive stock option to be granted as a non-qualified stock option, unless you specify in writing to the Company, to the attention of the Chairman of the Board, prior to the grant of such option, that you wish some or all of such option to be granted as a nonqualified stock option in which case such request will be honored.

d.            Right of First Refusal; Lock-Up Agreement. Shares purchased upon exercise of the Option Shares also will be subject to any right of refusal which is binding upon other outstanding shares of Common Stock of the Company as in effect at the time of such exercise. Upon the request of the Company, you will execute and deliver such customary lock-up agreement(s) with respect to any such shares, and with respect to any other shares of the Company which you may then hold, in connection with any public offering by the Company of its securities.

5.	Other Employment Conditions.

a.            Invention and Non-Disclosure Agreement. Your acceptance of this offer and commencement and continuation of employment with the Company is contingent upon your execution and delivery to Richard Powers, Executive Vice President of the Company, which delivery may be made by email at powers@visioncareinc.net, of the Company’s Invention and Non-Disclosure Agreement, a copy of which is attached to this Agreement as Attachment A.

b.            Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment, the result of which shall not disclose that you (1) have been convicted of or have been placed in a pre-trial diversion program for (a) any felony or (b) any crime involving dishonesty or breach of trust including, but not limited to, check kiting or passing bad checks; embezzlement, drug trafficking, forgery, burglary, robbery, theft, perjury; possession of stolen property, identity theft, fraud, money laundering, shoplifting’ larceny, falsification of documents; and/or (2) have been convicted of any sex, weapons or violent crime including but not limited to homicide, attempted homicide, rape, child molestation, extortion, terrorism or terrorist threats, kidnapping, assault, battery, and illegal weapon possession, sale or use; (3) have engaged in any material financial impropriety (i.e. bankruptcy, embezzlement, etc.); and/or (4) have engaged in any breach in fiduciary obligations. In the event that the Company determines not to commence your employment for reasons other than those listed above, the termination provision regarding severance benefits in Section 2d hereof shall apply and such severance benefits shall be triggered.

6.            No Conflicting Obligations. You represent to the Company that your acceptance of employment with the Company pursuant to the terms of this Agreement, and your performance of your duties hereunder in such employment will not breach any other agreement to which you are a party and that you have not entered into, and will not during the term of your employment with the Company enter into, any oral or written agreement in conflict with any of the provisions of this Agreement or the Company’s policies. You will not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. You also, during the term of your employment by the Company, will comply with any obligations applicable to you to refrain from soliciting any person employed by or otherwise associated with any former employer.

7.            General. This Agreement, together with the Invention and Non-Disclosure Agreement and any stock option or stock purchase agreements between you and the Company, as relevant, set forth our entire agreement and understanding regarding the terms of your employment with Company and supersede any prior negotiations, representations or agreements, whether written or oral, between us with respect to such subject matter. This Agreement may not be modified or amended except by a written agreement, signed by you and by the Chairman of the Board, or by any two members of the Board if there is then no serving Chairman of the Board, will be governed by the laws of the State of California, without regard to its body of law controlling conflict of laws, and may be executed in counterparts, each of which will be an original and both of which together will constitute the same instrument. This Agreement will be binding upon and inure to the benefit of our respective successors and assigns (provided that you cannot assign this Agreement or any of your rights and obligations under this Agreement without the prior written consent of the Company), and your heirs, administrators and executors. For purposes of counting of time under this Agreement, the day upon which the event occurs which initiates such relevant time period will not be counted, and the day immediately next thereafter will be counted as the first day of the relevant period. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, including by Federal Express or similar overnight courier service or if sent by email without failure of transmission. Notices and other communications under this Agreement may not be delivered by mail or facsimile. Notices to you will be addressed to you at your home address, or as to email, your email address, that the Company has on file for you at the time such notice is given. Notices by you to the Company other than by email will be addressed to its corporate headquarters, to the attention of the Chairman of the Board, or if by email to Richard Powers Executive Vice President of the Company at powers@visioncareinc.net or his replacement.

We are all delighted to be able to extend you this offer and look forward to working with you.

Sincerely,

/s/ Richark Powers
Richark Powers 6/22/20
EVP

Agreed and Accepted:

/s/ Thomas M. Ruggia Jr.
Thomas M. Ruggia Jr.

Date: June 19, 2020

Attachment A: Invention and Non-Disclosure Agreement

Attachment A

Invention and Non-Disclosure Agreement